Exhibit 99.1

American Access Technologies Reports Record Sales of $2.36 Million for Third Quarter 2005

Second Consecutive All-Time Best Quarter Sales in Corporate History Leads to 27% Sales Growth for Nine Months Ended September 30, 2005

Keystone Heights, FL - October 10, 2005 – PRNewswire – First Call - American Access Technologies, Inc. (NASDAQ: AATK) is pleased to announce that preliminary unaudited sales for the three months ended September 30, 2005 were approximately $2,360,000, an increase of 23% over third quarter 2004 sales of $1,922,056. For the nine months ended September 30, 2005, preliminary unaudited sales were $6,300,000, a 27% increase over the 2004 period.

The third quarter 2005 marked the twelfth quarter out of the last 13 quarters with year-over-year quarterly sales increases. Significant factors contributing to the increase in sales in third quarter 2005 are consistent with last quarter’s results: continued solid execution of our overall internal sales and marketing plan, production from our new laser cutting machine which enables the Company to compete for new customers as well as to improve the efficiency of current manufacturing processes, strategic marketing campaigns by the Company’s sales partners, the training and education of end users and the adoption of industry standards for zone cabling and wireless products.

Joe McGuire, Chief Financial Officer, commented, “Our performance this quarter and year to date gives us over three years of consistent, steady sales growth and will mark our third consecutive year of record sales. All indicators lead us to anticipate that this positive trend will continue for the balance of the year.

“We continue to be on track to reach our announced goal of achieving profitability in 2005. Every employee continues to be focused on doing their part to enable us to deliver strong financial results and increased value for American Access shareholders.”

Detailed information on financial results for the third quarter 2005 are included in the Company’s Quarterly Report on Form 10-QSB that will be filed with the Securities and Exchange Commission in approximately 20 to 30 days. The preliminary results noted above are subject to revision.

About American Access Technologies, Inc.

American Access Technologies, Inc. manufactures patented zone cabling and wireless enclosures that mount in ceilings, raised floors, and in custom furniture, for routing of telecommunications cabling, fiber optics and wireless solutions to the office desktop. The Company’s concept of “zone cabling” reduces costs for initial network installation and facilitates moves, adds, changes and upgrades for the network installations of today and tomorrow. The Omega Metals division manufactures proprietary products, and also employs state-of-the-art metal fabrication and finishing techniques for public and private companies and U.S. government contractors.

Our Company SEC filings, news and product/service information are available at www.aatk.com.

Cautionary Note Concerning Forward-Looking Statements: This press release contains forward-looking statements as defined in Section 27A of the Securities Exchange Act of 1934, regarding future revenues and profits. While the Company believes that such forward-looking statements are based on reasonable assumptions, there can be no assurance that such future revenues and profits will be achieved or achieved on the schedule indicated. Furthermore, unanticipated future events, conditions and financial trends may affect the Company’s revenues, operating results and financial position. Prospective investors are cautioned that these forward-looking statements are not guarantees of future performance. Actual events or results may differ from the Company’s expectations, and are subject to various risks and uncertainties, including those listed in the Company’s SEC filings. The Company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future events make it clear that any of the projected results expressed or implied therein will not be realized.